EXHIBIT 99.1
         CAROLINA FIRST CORPORATION AMENDED AND RESTATED FORTUNE 50 PLAN
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                                    ARTICLE I
                               PURPOSE OF THE PLAN

The Carolina First Corporation Amended and Restated Fortune 50 Plan is intended to enhance the profitability and value of the Company by providing performance-based incentives and additional equity ownership opportunities to Eligible Employees of the Company and its subsidiaries.

                                   ARTICLE II
                 DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

     2.1 GENERAL DEFINITIONS. As used herein, the following capitalized terms have the following respective meanings.

     (a) "AWARD" means any Option  granted to an Eligible  Employee  pursuant to
     Section 6.1 of the Plan, including all rights and interests that arise out of or are otherwise related to such Option.

     (b) "AWARD TERM SHEET" means the document provided to or otherwise made available to a Participant which describes the Award granted to the Participant and sets forth the terms, conditions and restrictions specific to the Award.

     (c) "BOARD" means the Company's board of directors.

     (d) "COMMITTEE" means a committee of the Company comprised of the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Executive, or any other committee designated by the Board to administer the Plan.

     (e) "COMMON STOCK" means the Company's common stock, par value $1.00 per share.

     (f) "COMPANY" means Carolina First Corporation and its successors.

     (g) "DATE OF GRANT" means the date of grant of an Award under the Plan as set forth on an Award Term Sheet.

     (h) "DISABILITY" means a disability which would entitle a Participant to receive a disability benefit under the Company's Long-Term Disability Plan, as from time to time in effect, whether or not the Participant is then participating in such Plan.

     (i) "ELIGIBLE EMPLOYEE" means any person employed by the Company or one of its subsidiaries who works at least twenty hours per week.

     (j) "FAIR MARKET VALUE" means the average of the bid and ask prices at closing of a share of Common Stock as reported on the Nasdaq National Market for a given date or, in the absence of sales on a given date, such average for the immediate preceding day on which such sales were reported.

     (k) "OPTION" means an option granted under the Plan to purchase shares of Common Stock and having such terms, conditions and restrictions as the Committee determines.

     (l) "ORIGINAL ELIGIBLE EMPLOYEE" means any person who was an Eligible Employee continuously from October 1, 1999 through the Date of Grant for such person.

     (m) "ORIGINAL OPTION PRICE" means $19.8125.

     (n) "PARTICIPANT" means an Eligible Employee who is granted an Award under the Plan.

     (o) "PLAN" means this Carolina First Corporation Amended and Restated Fortune 50 Plan, as amended from time to time.

     (p) "RETIREMENT" means early retirement from the Company and its Affiliates after reaching age 55 or retirement from the Company and its Affiliates after age 65, as long as the Eligible Employee has given at least five consecutive years of service to the Company at the time of early retirement or retirement.

     (q) "SHARE" means a share of Common Stock.

     2.2 OTHER DEFINITIONS. Other capitalized terms used herein and not defined above are defined where they first appear.

     2.3 CONFLICTING PROVISIONS. In the event of any conflict or other inconsistency between the terms of the Plan and the terms of any Award Term Sheet, the terms of the Plan will control.


                                   ARTICLE III
                   SHARES AVAILABLE FOR AWARDS UNDER THE PLAN

     3.1 NUMBER OF SHARES. An aggregate of up to 500,000 Shares are available for Awards and as a basis for calculating awards under the Plan. Shares issued with respect to Awards may be new issue Common Stock or Common Stock purchased by the Company for use in the Plan, or any combination thereof, as the Company determines.

     3.2 REUSAGE OF SHARES. Shares identified with Awards that for any reason terminate or expire unexercised will thereafter be available for other Awards under the Plan. Shares unissued upon termination of the Plan and all awards granted hereunder shall become authorized but unissued shares of the Company.

     3.3 ADJUSTMENTS. Any change in the number of outstanding shares of Common Stock occurring by reason of a stock split, stock dividend, spin-off, split-up, recapitalization or other similar event will be reflected proportionally in (a) the aggregate number of Shares available for Awards under the Plan, (b) the number of Shares identified as Awards then outstanding, and (c) the purchase price of Awards then outstanding. The number of Shares, if any, identified with an Award, after giving effect to any such adjustment, will be rounded down to the nearest whole Share.


                                   ARTICLE IV
                            PARTICIPATION IN THE PLAN

     The Committee will have sole discretionary authority to select Participants from among Eligible Employees and determine the Award or Awards each Participant will receive. In making such selections and determinations, the Committee will consider such factors as it deems relevant to effect the purpose of the Plan. No Eligible Employee will be entitled to receive any additional Awards or otherwise further participate in the Plan solely because the Eligible Employee previously was granted an Award.


                                    ARTICLE V
                           ADMINISTRATION OF THE PLAN

     Subject to the terms of the Plan, the Committee will have sole discretionary authority to determine the category or categories of Eligible Employees to whom Awards will be granted, the type and amount of each Award to be granted to each Eligible Employee in such category or categories, the date of issuance and duration of each Award, the purchase price of each Award, and such other Award terms, conditions and restrictions as the Committee deems advisable. Notwithstanding anything in the Plan to the contrary, the Committee may delegate any or all of its authority under the Plan to such officers of the Company as the Committee may designate from time to time. All decisions of the Committee and any such officers made pursuant to the authority granted herein or delegated by the Committee will be final and binding on all parties.

                                   ARTICLE VI
                                     AWARDS

     6.1 TYPES. The Committee may grant Options under the Plan having such terms, conditions and restrictions as the Committee determines.

     6.2 PRICE. For Original Eligible Employees, the purchase price will be the Original Option Price. For all other Eligible Employees, the purchase price will be the higher of the Original Option Price and the Fair Market Value on the date the Option is granted.

     6.3 EXERCISE TERM. The Committee will determine the term of each Award, provided that (a) no Award will be exercisable after ten years from the Date of Grant and (b) no Award will be exercisable unless a registration statement for the Shares, if any, underlying the Award is then in effect under the Securities Act of 1933, as amended, or unless in the opinion of legal counsel registration under such act is not required.

     6.4 PAYMENT OF PURCHASE PRICE. Under exercise of an Option that requires a payment from the Participant to the company, the amount due the Company may be paid by cash or such other method as the Committee determines.

     6.5 AWARD TERM SHEET. Each Award will be evidenced by an Award Term Sheet in such form and not inconsistent with the Plan as the Committee may approve from time to time. The Committee may include in each Award Term Sheet such terms and conditions it deems necessary or advisable, including the following: the terms, conditions and restrictions of the Award; the purchase price and acceptable methods of payment of the purchase price; the Award's duration; the effect on the Award of the Participant's death, Disability, Retirement or other termination of employment; and the restrictions against transfer, if any, on the Award or the Shares subject to the Award.

     6.6 WITHHOLDING TAXES. The Company and its subsidiaries have the right to withhold, at any time any distribution is made under the Plan, whether in cash or in Shares, or at the time any Award is exercised, all amounts necessary to satisfy federal, state and local withholding requirements related to such distribution or exercise. Any required withholding may be satisfied by cash or the Company's withholding of Shares having a Fair Market Value equal to the amount required to be withheld, as provided in the Award Term Sheet.


                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

     7.1 TERMINATION OF EMPLOYMENT.

          7.1.1 DUE TO DEATH, DISABILITY OR RETIREMENT. If a Participant ceases to be an Eligible Employee by reason of the Participant's death, Disability or Retirement, all of the Participant's Awards will immediately become exercisable and will continue to be exercisable until the earlier of three
     (3) months after such death, Disability or Retirement or the Awards' stated expiration date.

          7.1.2 OTHER THAN DUE TO DEATH, DISABILITY OR RETIREMENT. Except as otherwise determined by the Committee, if a Participant ceases to be an Eligible Employee for any reason other than death, Disability or Retirement, all of the Participant's Awards consisting of unexercised, vested shares will continue to be exercisable until the earlier of three
     (3) months after such eligibility ceases or the Awards' stated expiration date. All of the Participant's Awards consisting of unvested shares will immediately terminate without notice of any kind.

          7.1.3 INTERCOMPANY TRANSFERS. Transfers to a Participant's employment between the Company and a subsidiary or between subsidiaries will not by itself constitute termination of the Participant's Eligible Employee status for purposes of any Award.

     7.2  NONTRANSFERABILITY.  Except as otherwise  determined by the Committee,
(a) an Award may be exercised during a Participant's lifetime only by the Participant or the Participant's legal guardian or legal representative, and (b) no Award may be assigned, hypothecated or otherwise transferred by the Participant to whom it was granted other than by will or pursuant to the laws of descent and distribution.

     7.3 "CHANGE IN CONTROL." For the purposes of the Plan, a "Change in Control" of the Company shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied.

          (i) any person, as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act (other than (A) any employee plan established by the Company, (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company) (a "Person"), is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

          (ii) during any period of up to two consecutive years (not including any period prior to the effective date of this amendment) individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the director of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act or (B) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) hereof) shall be deemed a director as of the beginning of such period;

          (iii) the shareholders of the Company approve a merger of consolidation of the Company with any other corporation (other than (A) a merger of consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent
     (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger of consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a beneficial owner (as defined in clause (i) above), directly or indirectly, or securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities)); or

          (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

     Upon the occurrence of an event constituting a "Change of Control" of the Company, all Awards will become immediately exercisable in full and all conditions or restrictions to the receipt thereof will immediately terminate.

     7.4 NO EMPLOYMENT CONTRACT. Neither the adoption of the Plan nor the grant for any Award will (a) confer upon any Eligible Employee any right to continued employment with the Company or any subsidiary or (b) interfere in any way with the right of the Company or any subsidiary to terminate at any time the employment of any Eligible Employee.

     7.5 AMENDMENT OF PLAN. The Committee may at any time suspend, terminate or amend the Plan without necessity of notice in its sole discretion.

     7.6 DURATION OF THE PLAN. The Plan will become effective upon its approval by the Board and any necessary shareholder approval, unless earlier terminated by the Board, will remain in effect until all Shares available for issuance under the Plan have been issued or is sooner terminated by the Committee. Awards may be made subject to receipt of shareholder approval at the next annual meeting of the Company's shareholders.